Exhibit 28 (p) (2) under Form N-1A

Exhibit 14 under Item 601/Reg. S-K

Federated Hermes, Inc.

Code of Ethics for Access Persons

Effective 11/13/2024

Table of Contents

Page

INTRODUCTION 1

1 RESPONSIBILITIES 2

1.1 GeneralPrinciples 2

1.2 Compliance with this Code is a condition of employment 3

1.3 Personal Responsibility 3

1.4 Perceived ambiguity shall not excuse violations 4

1.5 Preclearance does not protect wrongdoing 4

2 REPORTING REQUIREMENTS 4

2.1 Initial Reporting Requirements 4

2.2 Quarterly Reporting Requirements 5

2.3 Annual Reporting Requirements 6

2.4 Independent Directors 6

2.5 Non-Federated Hermes Officers of Federated Hermes Funds or Proprietary Client Funds 7

2.6       Access Persons Acknowledgments of Receipt of Code of Ethics and

Amendments 8

3 PRECLEARANCE REQUIREMENTS 8

3.1 Preclearance of Trades 8

3.2 Duration and Revocation 9

3.3 Preclearance Does Not Protect Wrongdoing 9

3.4 Exceptions 9

3.5 Exception for Employee Stock Options of a Previous Employer 10

3.6 Federated Hermes Stock and Options Trading 11

3.7 Special Rules for Equity Transactions Based on Market Capitalization 11

4 EXEMPT TRANSACTIONS 11

4.1 Exempt Securities 11

4.2 Discretionary Accounts 12

5 PROHIBITIONS AND RESTRICTIONS 12

5.1 General Prohibitions 12

5.2 Equity Initial Public Offerings (IPOs) are Prohibited 14

5.3 Private Placements Require Prior Compliance Approval 14

5.4 Prohibition of Short-Term Profits – 60-Day Rule – Individual Securities 15

5.5 Minimum Holding Period – Designated Federated Hermes Funds 15

5.6 Prohibition on Insider Trading 16

5.7 Disclosure or Misuse of Fund Information 16

5.8 Blackout Periods - Fund Trades 16

5.9 Prior Knowledge 17

5.10 Serving as a Director or Officer of Outside Organizations 17

5.11 Excessive Trading and Market Timing 19

5.12 Independent Directors 20

5.13 Restrictions on Investment Clubs 20

5.14 Disclosure of Personal Interests 20

6 PROHIBITIONS ON GIVING/RECEIVING GIFTS; POLITICAL AND CHARITABLE CONTRIBUTIONS 21

7 REVIEW, REPORTING, EDUCATION AND SANCTIONS 22

7.1 Management Review of Investment Personnel’ s Trading Activity 22

7.2 Compliance Review of Reports and Trading Activity, and this
Code of Ethics 23

7.3 Self-discovery and Reporting 23

7.4 Education 24

7.5 Sanctions 24

7.6 Factors For Consideration 24

7.7 Reporting of Violations 25

8 DEFINITIONS 25

8.1 1933 Act 25

8.2 1934 Act 25

8.3 1940 Act 25

8.4 Access Person 25

8.5 Adviser 26

8.6 Advisers Act 26

8.7 Associated Procedures 26

8.8 Automatic Investment Plan 26

8.9 Beneficial Ownership 26

8.10 Board 26

8.11 Code 27

8.12 Compliance Committee 27

8.13 Compliance Department 27

8.14 Control 27

8.15 Covered Security 27

8.16 Federal Securities Laws 27

8.17 Federated Hermes 28

8.18 Fund 28

8.19 Independent Director 28

8.20 Influence 28

8.21 Initial Public Offering 28

8.22 Investment Person; Investment Personnel 28

8.23 Private Placement 29

8.24 Purchase or Sale……………………………………………………………………….. .29

8.25 Reportable Fund 29

8.26 SEC 29

8.27 Security 29

8.28 Supervised Person 29

8.29 Underwriter 29

8.30 Vendor 30

ADDENDUM

Access Persons Procedures A-1

Compliance Department Procedures B-1

CODE OF ETHICS FOR ACCESS PERSONS

Introduction

This Code sets forth standards of conduct and professionalism that apply to all Federated Hermes persons designated as Access Persons by the Compliance Department (including all Federated Hermes, Inc. (FHI) and Federated Hermes Limited (FHL) subsidiaries). This Code was designed and established, and will be maintained and enforced, to protect Federated Hermes’ clients (or Funds) by deterring misconduct and to guard against violations of the U.S. Federal Securities Laws and U.K. Financial Conduct Authority (FCA) regulations.1 This Code reinforces the value that Federated Hermes places on ethical conduct. Each Access Person must comply with this Code and uphold Federated Hermes’ ethical standards at all times. Each Access Person also is responsible for ensuring that spouses, children and others residing in the same household do not violate applicable provisions of this Code.

It is Federated Hermes' policy that business must be conducted in accordance with the highest fiduciary, legal and ethical standards. Federated Hermes' reputation for integrity is its most important asset and each Access Person must contribute to the care and preservation of that asset. This reputation for integrity is the cornerstone of the public's faith and trust in Federated Hermes; it is what provides Federated Hermes an opportunity to serve investors, shareholders and other stakeholders. A single Access Person's misconduct can damage Federated Hermes' hard-earned reputation.

This Code sets forth the fiduciary, legal and ethical requirements and certain “best practices” that must be satisfied to comply with this Code. This Code also establishes procedures that Access Persons must follow in order to comply with this Code. Unless stated otherwise, required communication and notifications to the Compliance Department outlined in the Code should be directed to Compliance personnel from their legacy entity (FHI Compliance for FHI Access Persons & FHL Compliance for FHL Access Persons).

Key terms are defined in Section 8 of this Code.

Access Persons. Access Persons are defined under Section 8.4 of this Code and include:

(a)       Designated employees of Federated Hermes, including those who work for any subsidiary that is an Adviser, an Underwriter for funds and employees of certain other subsidiaries. All FHL employees and employees working in the Global New York, MDT, and Cleveland offices are designated as Access Persons due to the seating proximity within the office locations;

(b)       Independent Directors of a fund;

(c)       Designated officers of Federated Hermes funds or proprietary funds who are not employed by Federated Hermes. (e.g., designated outside counsel who serve as secretary to one or more funds); and

(d)       All Investment Personnel;

(e)       Any other individual designated by the Compliance Department. This may include a Federated Hermes employee or a temporary hire, vendor, consultant, service provider or other third party employee.

Application to Access Persons. This Code applies only to those individuals specified above, designated as Access Persons under this Code. Please note that certain requirements of this Code apply to Access Persons, while others may only apply to Investment Persons.

Application to Household Members (Connected Person). As noted above, each Access Person also is responsible for assuring that spouses, children or any others residing in the same household do not violate the provisions of this Code that are applicable to the Access Person (even if certain provisions of this Code do not specifically reference household members/connected persons). See the definitions of "Access Person" and "Investment Personnel" in Section 8 of this Code for further information.

This Code also applies to accounts or holdings for persons outside the household, over which the Access Person or his/her household members/connected persons has investment discretion, influence or control.

Questions. All Access Persons are obligated to read the requirements of this Code carefully. If you have any questions regarding how this Code applies to any conduct or practice, please contact the Compliance personnel from the legacy Federated entity. When in doubt, an Access Person should ask before taking any action.

Compliance with Other Requirements Still Required. This Code supersedes prior versions of this Code. This Code does not supersede, or relieve an Access Person from complying with applicable laws or with other Federated Hermes standards and corporate and departmental policies or procedures which can be found on the FHI and FHL internal website. A violation of any of these policies or procedures by an Access Person may, depending upon the circumstances, also constitute a violation of this Code.

Sanctions for Violations of this Code. Federated Hermes intends to enforce the provisions of this Code vigorously. A violation of this Code may subject an Access Person to sanctions as set forth in Section 7 below, and possible civil and criminal liability.

Adoption. Pursuant to Rule 17j-1 under the 1940 Act, Rule 204A-1 under the Advisers Act (as applicable), FCA Principle 8 (Conflicts of Interest) and FCA Conduct of Business Sourcebook (COBS 11.7) this Code has been adopted on behalf of each investment company that is served by the Board of Directors of Federated Hermes, Inc., the Federated Hermes’ funds, Federated Hermes' Advisers and Federated Hermes' Underwriters.

1        Responsibilities

1.1       General Principles

The following general principles govern all conduct of Access Persons, whether or not the conduct also is covered by more specific standards or procedures set forth below.

(a)       Fiduciary Principles

Each Access Person must:

•       (i) place the Funds’ interests ahead of his or her personal interests;

•       (ii) disclose and, where possible, avoid conflicts of interest (actual or potential) and the appearance of any conflict with the Funds or any other party;

•       (iii) conduct his or her personal transactions in a manner, which is consistent with this Code and which does not interfere with Fund portfolio transactions or otherwise take unfair or inappropriate advantage of his or her position or relationship to a Fund or any other party;

•       (iv) not show inappropriate favoritism of one Fund over another Fund in a manner that would constitute a breach of fiduciary duty;

•       (v) not accept or offer inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence decision-making by either Federated Hermes, an Adviser, a Fund or any other party;

•       (vi) safeguard material nonpublic Fund information and control its dissemination in a manner consistent with Federated Hermes’ policies and applicable legal requirements; and

•       (vii) otherwise act in good faith, in an open, honest, non-misleading, professional and unbiased manner, with integrity, and in a manner that instills trust and confidence and promotes independence in the investment decision-making process, in each aspect of the Access Person’s professional activities and business (including, without limitation, in all disclosures, advertisements and other communications, and dealings, with Funds, shareholders and accountholders).

For example, an Access Person’s failure to recommend or purchase a Covered Security for the Fund in order to purchase the Covered Security for the Access Person’s personal benefit may be considered a violation of this Code.

(b)       Legal Principles

In addition to complying with the above fiduciary principles, each Access Person must comply with State, U.S. Federal, and U.K. FCA securities laws, rules and regulations. If you have questions concerning complying with applicable law, contact your legacy Compliance Department or Federated Hermes's Deputy General Counsel.

Notwithstanding any other provision of this Code, for the avoidance of doubt, nothing herein prevents reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, protected under the whistleblower provisions of federal law or regulation.

1.2       Compliance with this Code is a Condition of Employment

Every Access Person must adhere to the general principles set forth in Section 1.1 above, and comply with the specific provisions and Associated Procedures of this Code and the spirit of those provisions. Literal compliance with specific provisions will not be sufficient where the transactions undertaken by an Access Person show a pattern of abuse of the Access Person’s fiduciary duty or of violation of applicable legal requirements.

1.3       Personal Responsibility

It is the responsibility of each Access Person to take all steps necessary before executing a personal trade, or taking other action, to verify that the trade or other action is in compliance with the provisions and intent of this Code.

1.4       Perceived Ambiguity shall not Excuse Violations

Any Access Person who believes a particular provision of this Code is ambiguous is required to contact the Compliance Department for a determination prior to executing a transaction or taking other action subject to that provision.

1.5       Preclearance does not Protect Wrongdoing

Receipt of express prior preclearance approval does not exempt you from the prohibitions outlined in this Code.

2        Reporting Requirements

The Reporting Requirements in Sections 2.1, 2.2, and 2.3 of this Code apply to Access Persons and their household members/connected persons (generally including members of the immediate family sharing the same household, e.g., a spouse and unemancipated children) and certain partnerships, trusts, corporations or other similar arrangements. Access Persons should contact the Chief Compliance Officer for further clarification if they have questions regarding the application of this Code.

Every Access Person must report (1) all Covered Securities in which the Access Person or members of his or her household have direct or indirect investment discretion, influence or control (either for the benefit of the Access Person or for any other party), (2) all transactions in those Covered Securities, and (3) all accounts in which any Covered Securities are held. An Access Person is deemed to have influence or control over a discretionary account as described in Section 4.2.

NOTE: All information provided by the Access Person must be current as of a date no more than 45 days before the report is required to be submitted. Failure to provide that information within the time specified (if it is not being provided directly to Compliance by the financial institution or other party) shall be deemed a violation of the Code and SEC Rules.

Covered Securities transactions of Access Persons will be reviewed for compliance with the provisions of this Code. A violation may result from either a single transaction or multiple transactions if the Compliance Department determines that the transaction(s) did not comply with provisions of this Code.

Information relating to the holdings and personal trades of Access Persons will be shared with Senior Management of Federated Hermes from time to time for purposes of reviewing Access Person trading patterns and practices.

2.1       Initial Reporting Requirements

Within ten (10) calendar days of becoming an Access Person, the Access Person is required to submit to the Compliance Department, a holdings report including:

(a)       The full security name and description (i.e., type), CUSIP, SEDOL or exchange ticker symbol, number of shares and principal amount of each Covered Security held in any form, (e.g., brokerage/bank accounts, registered holdings, physical certificates, etc.) in any location, in which the Access Person or household member/connected person had any direct or indirect investment discretion, influence or control, including, without limitation, those shares of Federated Hermes funds included under this Code’s definition of “Covered Security,”

(b)       All investment accounts with a financial institution or intermediary, including the name and address of any broker, dealer, bank or other financial institution holding any Securities in which the Access Person or members of his or her household/connected person have any direct or indirect investment discretion, influence or control, and the account numbers (this does not include accounts held directly with Federated Hermes’ Transfer Agent or 401k Plan Administrator);

(c)       The date the Access Person submits the report.

The Compliance Department will direct the broker, dealer, bank or other financial institution maintaining each account to provide duplicate confirmations of all transactions and account statements directly to the attention of the Compliance Department, in a timely fashion. The Compliance Department also will obtain reports on accounts held directly with Federated Hermes’ Transfer Agent or 401k Plan Administrator. For FHL Access Persons, if duplicate confirmations or statements cannot be obtained directly from the financial institution, the Access Person is responsible for providing the statement to the Compliance Department. Each Access Person must assure that such information is received.

2.2       Quarterly Reporting Requirements

By the date specified by the Compliance Department (but in no event later than thirty (30) calendar days after the end of the calendar quarter) every Access Person must review the information recorded by the Compliance Department relating to his or her personal accounts (discretionary and non-discretionary) and all transactions in any Covered Securities, regardless of the form in which such securities are held, (e.g., brokerage/bank accounts, registered holdings, physical certificates, etc.), and each Access Person must complete and submit to the Compliance Department a quarterly Securities transaction report, using Star Compliance where available, to:

(a)       Identify and confirm that all Covered Security transactions during the previous calendar quarter in all accounts in which the Access Person or household members/connected persons have a direct or indirect investment discretion, influence or control, have been reported, including, without limitation, transactions in Federated Hermes funds included under this Code’s definition of “Covered Security” that are held in accounts with a financial institution or intermediary (this does not include accounts held directly with Federated Hermes’ Transfer Agent or 401k Plan Administrator);

(b)       Identify and confirm that all investment account information has been reported, including any new investment account(s) established during the quarter with broker-dealers, banks or other financial institutions holding any Securities in which the Access Person or members of his or her household/connected persons have any direct or indirect investment discretion, influence or control, along with the name and address of the intermediary, the date the account was established and account number;

(c)       Resolve any discrepancies identified with the Compliance Department; and

(d)       Record an electronic signature and date on Star Compliance or other process approved by the Compliance Department.

The information required in Section 2.2(a) above shall include at least the following information about each transaction involving a Covered Security in which the Access Person or household member/connected person had, or as a result of a transaction acquired, any direct or indirect investment discretion, influence or control: (1) the date of the transaction, (2) the full security name, description (i.e., type), CUSIP, SEDOL or exchange ticker symbol, interest rate, maturity date, number of shares and principal amount of each Covered Security held, (3) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), (4) the price of the Security at which the transaction was effected, and (5) the name of the broker, dealer, bank or other financial institution with or through which the transaction was effected.

An Access Person need not submit a quarterly Securities transactions report to the extent that the report would duplicate information contained in broker trade confirmations or account statements delivered to Federated Hermes so long as trade confirmations or account statements are received by the Compliance Department no later than 25 days after the end of the applicable calendar quarter.

Several advisers or brokers offer automated contribution programs where a pre-determined cash amount is invested at set time intervals into identified securities. The programs usually allow repeated investments at low cash amounts. Examples include Acorns, Betterment, and Robinhood. For participation in these programs, the Access Person preclears the initial investment into each security (if known) and communicates the predefined time interval and dollar amount to be invested in each subsequent automatic investment. Thereafter, quarterly transaction reporting/certification and preclearance need not be made for each subsequent automatic investment, however, quarterly adjusted positions in each Covered Security must reflect all investments made during each certification period since aggregate annual holdings certifications for each Covered Security would still be required. Automated investments made through such a program will not trigger a minimum 60 calendar day holding period requirement (see Section 5.5) or be subject to the short-term profits prohibition (see Section 5.4). Further voluntary investments and/or liquidations that are not identified as part of the automated program made through the same broker or adviser would require preclearance, quarterly transaction reporting/certification and would be subject to the 60 calendar day holding period requirement and short term profits prohibitions. Stock issued by Federated Hermes Inc. may not be purchased through an automated contribution program other than the Federated Hermes Inc. employee stock purchase plan.

Compliance reserves the right to evaluate the dollar amount pledged to be invested in such programs, or the subsequent trading, and if it appears the amounts or trading should be treated as a normal brokerage account subject to all requirements of the Code, or as a discretionary account (outlined in Section 4.2), Compliance may require the Access Person to change the status of the account.

2.3       Annual Reporting Requirements

On an annual basis and by the date specified by the Compliance Department (but in no event later than thirty (30) calendar days after a request) from the Compliance Department, every Access Person is required to provide a written acknowledgment (1) that he or she is subject to, has received a copy of and read this Code, and (2) of his or her understanding of and compliance with this Code, its requirements and Associated Procedures. At the same time, the Access Person must review a current list of Covered Securities held in the Access Person’s account(s), as recorded by the Compliance Department, for accuracy, and complete and submit to the Compliance Department an annual report using Star Compliance to:

(a)       Identify and confirm all Covered Securities held in any form (e.g., brokerage/bank accounts, registered holdings, physical certificates, etc.) in any location, in which the Access Person or household member/connected person had any direct or indirect investment discretion, influence or control, including the full security name and description (i.e., type), CUSIP, SEDOL or exchange ticker symbol, number of shares and principal amount of each Covered Security held, including, without limitation, those shares of Federated Hermes funds included under this Code’s definition of “Covered Security,” that are held in accounts with a financial institution or intermediary including all holdings in Covered Securities held through any automated contribution programs (this does not include accounts held directly with Federated Hermes’ Transfer Agent or 401k Plan Administrator);

(b)       Resolve any discrepancies with the Compliance Department, and

(c)       Record an electronic signature and date on Star Compliance or other process approved by the Compliance Department.

2.4       Independent Directors

Independent Directors must report all holdings and transactions in shares of all Federated Hermes funds (including Federated Hermes ETFs) included under this Code’s definition of “Covered Security” that are held in accounts with a broker-dealer, bank or other financial institution or intermediary (this does not include accounts held directly with Federated Hermes’ Transfer Agent or 401k Plan Administrator).

Except for holdings and transactions involving Federated Hermes funds (including Federated Hermes ETFs), an Independent Director (unless previously identified by the Compliance Department as being an Access Person who cannot take advantage of this Section) is exempt from all other reporting requirements so long as, at the time of a personal transaction in a Covered Security, such Independent Director neither knew nor, in the ordinary course of fulfilling his or her official duties as a fund director, should have known that during the 15-day period immediately before or after the director's transaction that the Covered Security was purchased or sold by the Fund, or considered for Purchase or Sale.

Any Independent Director who is identified by the Compliance Department as being an Access Person who cannot take advantage of this Section must comply with all reporting requirements applicable to Access Persons set forth in this Code or its Associated Procedures.

2.5       Non-Federated Hermes Officers of Federated Hermes Funds or Proprietary Client Funds

(a)       Non-Federated Hermes personnel serving as officers of a fund who are specifically designated as Access Persons subject to this provision shall be so notified by the Compliance Department and shall be deemed to be Access Persons.

(b)       Such specially designated Access Persons shall be subject to all provisions under this Code applicable to Access Persons (as applicable), except that only the following provisions apply:

Section 1 Responsibilities

Section 2 Reporting Requirements

Section 4.1 Exempt Securities

Section 4.2 Discretionary Accounts

Section 5.1 General Prohibitions

Section 5.2 Equity Initial Public Offerings (IPOs) are Prohibited

Section 5.3 Private Placements Require Prior Compliance Approval

Section 5.5 Minimum Holding Period – Designated Federated Hermes Funds

Section 5.6 Prohibition on Insider Trading

Section 5.7 Disclosure or Misuse of Fund Information

Section 5.9 Prior Knowledge

Section 5.11 Excessive Trading and Market Timing

Section 5.13 Restrictions on Investment Clubs

Section 5.14 Disclosure of Personal Interests

Section 6 Prohibitions on Giving/Receiving Gifts; Political and
Charitable Contributions

Section 7 Review, Reporting, Education and Sanctions

Section 8 Definitions

(c)       Each specially designated Access Person must notify the Compliance Department of any positions held on the Board of Directors of any publicly held company and any “for-profit” private company. In the event that the Access Person, thereafter, should be advised of an issue relating to any such company, the Access Person must recuse himself or herself from any discussion or consideration of such issues.

(d)       Violations of this Code and/or suspicious trading activity shall be reported by the Compliance Department to the Senior Manager of such Access Person. A report by the employer of the steps taken in response to the issues raised shall be requested by the Compliance Department and reported to Federated Hermes management, and, in the case of a personal transaction that conflicts with a mutual fund transaction, the fund’s Audit Committee and, ultimately, the fund’s Board of Directors.

2.6       Access Persons Acknowledgments of Receipt of Code of Ethics and Amendments

(a)       The Compliance Department shall provide each Access Person with a copy of this Code annually. The Compliance Department also shall provide each Access Person with a copy of any amendment to this Code promptly after such amendments are adopted (and, to the extent possible, prior to their effectiveness).

(b)       After receiving the copy of this Code or an amendment to this Code, each Access Person is required to provide the Compliance Department, within the time period prescribed by the Compliance Department, a written or electronic acknowledgment (1) that he or she has received and read this Code or such amendment, and (2) of his or her understanding of and compliance with this Code or such amendment, its requirements and any Associated Procedures.

3        Preclearance Requirements

3.1       Preclearance of Trades

Unless subject to a preclearance exception, all Access Persons must preclear every Purchase or Sale of a Covered Security in which the Access Person or member of his or her household/connected person has any investment discretion, influence or control (including, without limitation, transactions in pension or profit-sharing plans, Equity Initial Public Offerings (IPOs) (to the extent approved as satisfying the limited exceptions in Sections 5.2(a) or (b) to the general prohibition), and Private Placements), in accordance with the Associated Procedures governing preclearance.

(a)       All Private Placement securities must be precleared by contacting the Compliance Department;

(b)       All other Covered Securities must be precleared using Star Compliance;

(c)       Access Persons without access to Star Compliance must contact the Compliance Department for assistance in preclearing transactions on their behalf.

3.2       Duration and Revocation

Preclearance approval remains in effect until the end of the following business day in the local market. Preclearance approval may be revoked at any time upon notification of revocation being provided by the Compliance Department. Any revocation shall not affect any transaction made prior to such revocation notice being delivered during a time when the preclearance approval was effective.

3.3       Preclearance Does Not Protect Wrongdoing

Preclearance approval and the receipt of express prior preclearance approval does not exempt an Access Person from the prohibitions outlined in this Code.

3.4       Exceptions

Preclearance requirements do not apply to:

(a)       Shares of any registered open end investment companies, including, without limitation, Federated Hermes open-ended funds included under this Code’s definition of “Covered Security” (note that this exception does not apply to ETFs; all ETF transactions including those involving Federated Hermes ETFs must be precleared);

(b)       Involuntary purchases or sales, including mandatory corporate actions (e.g. corporate mergers, exchanges);

(c)       Automatic Investment Plans, including, without limitation, dividend reinvestment plans; automated contribution activity, or automatic payroll deduction plan purchases that are either (a) made solely with the dividend proceeds, or (b) whereby an employee purchases Securities issued by an employer;

(d)       Exercise of rights to purchase and any sales of such rights issued by an issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer;

(e)       Exercise of rights to tender Securities when an offer is made on a pro rata basis to all holders of a class of Covered Securities;

(f)       Gifts or charitable donations of a Covered Security;

(g)       Purchases or sales in discretionary accounts (as outlined in Section 4.2) and/or purchases or sales in other accounts over which the Access Person or household member/connected person had or has no investment discretion, influence or control.

(h)       Purchases and sales of Covered Securities executed by an Independent Director.

NOTE: Notwithstanding anything in this Section to the contrary, Equity Initial Public Offerings (IPOs) (to the extent approved as satisfying the limited exceptions in Sections 5.2(a) or (b) to the general prohibition) and Private Placements shall in no event be exempt from the preclearance requirements.

3.5       Exception for Employee Stock Options of a Previous Employer

Subject to the conditions indicated, an Access Person or Investment Person may exercise employee stock options for Securities of a previous employer, as follows:

(a)       Access Persons and Investment Persons who are not also Portfolio Managers, Traders or Research Analysts may exercise employee stock options for Securities of a previous employer for cash or in a cashless exercise and hold the stock thereafter without preclearance or restriction that would otherwise be imposed by concurrent fund transactions, but must report the Securities when exercised.

(b)       Investment Persons who are Portfolio Managers, Traders or Research Analysts may exercise such an employee stock option for cash or in a cashless exercise and hold the stock thereafter, without restriction that would otherwise be imposed by concurrent fund transactions after requesting and receiving in writing a determination by the Compliance Department that no material conflict of interest exists.

(c)       A cashless exercise of employee stock options of a previous employer may occur without regard to the 60-day rule.

(d)       All such exception provisions for the exercise of employee stock options shall be conditioned on:

(i)       Access Persons and Investment Personnel who are not Portfolio Managers, Traders or Research Analysts must notify the Compliance Department of the exercise of any employee stock options within five business days.

(ii)       Investment Personnel who are Portfolio Managers, Traders or Research Analysts must request a determination in writing by the Compliance Department that no apparent material conflict of interest exists prior to the exercise of any employee stock options and may not proceed with the exercise until such determination is received.

(iii)       Approval of any such exercise shall be conditioned on full disclosure to the Compliance Department of all communications concerning that Security within Federated Hermes by the Access Person or Investment Person during the seven days prior to the exercise of an employee stock option.

(iv)       Any apparent conflict of interest that is identified by the Compliance Department, before or after an exercise of employer stock options shall be reported to the President of the Advisory Companies and the Chief Executive Officer of Federated Hermes, Inc., and investigated further for determination as to whether a violation has occurred.

3.6       Federated Hermes Stock and Options Trading

(a)       All Federated Hermes employees are prohibited from trading Federated Hermes Inc. stock during announced blackout periods.

(b)       All Federated Hermes employees are prohibited from short selling Federated Hermes Inc. stock.

(c)       All Federated Hermes employees are further prohibited from options trading on Federated Hermes Inc. stock or purchasing Federated Hermes Inc. stock on margin without FHI Compliance Committee approval.

Note: Employees should refer to the Federated Hermes Policy on Trading and Confidentiality for additional details.

3.7       Special Rules for Equity Transactions Based on Market Capitalization

(a)       To insure proper compliance with the Code and limit unintended preclearance mistakes, the Chief Compliance Officer, in conjunction with the President of the Advisory Companies requires all Investment Personnel to preclear all trades in equity securities of issuers having a market capitalization of less than $500 Million, which will be manually assessed by the Compliance Department and such requests will be monitored and compared to Fund holdings for any appearance of conflicts of interest.

(b)       Investment Personnel with a proposed transaction in equity securities having a market capitalization of less than $500 Million will be subject to a required manual assessment by the Compliance Department inclusive of the proposed transaction details along with confirmation that the total requested transaction in the issuer will result in 5% or less of the Investment Person’s total current reported brokerage account exposure/ holdings. Compliance will review the submitted request to ensure that the proposed transaction will not result in the requesting individual’s aggregate ownership exceeding the lesser of ½ of 1% of the outstanding securities of the issuer or $500,000. Additionally, the requested trade may not result in the Investment Management team, as defined in the Investment Management Organizational Chart, owning 1% or more of the outstanding securities of the issuer. Should an issue arise, the Compliance Department will review this information with the CIO - Global Equity (or Designee) to identify any holdings that might require additional special preclearance requirements and may impose a blackout or holding period of up to 90 days from the date of the last Fund trade in such security. These additional requirements will be communicated to and discussed with each affected Investment Person as they are identified.

4        Exempt Transactions

4.1       Exempt Securities

Unless otherwise specified within this Code, purchases or sales of the following Securities are not subject to the Preclearance (Section 3) or Prohibitions and Restrictions (Section 5) sections of this Code:

(a)       Direct obligations of the Government of the United States and U. S. Government Agencies;

(b)       Bankers’ acceptances;

(c)       Bank certificates of deposit;

(d)       Commercial paper;

(e)       High quality short-term debt instruments1, including, without limitation, repurchase agreements; and

(f)       Shares of those registered open-end investment companies and units in a regulated collective investment scheme such as a Unit Trust that are not included under this Code’s definition of “Covered Security.”

NOTE: Specified provisions of this Code are applicable to investment in Federated Hermes funds included under this Code’s definition of “Covered Security.”

4.2       Discretionary Accounts

Discretionary accounts over which the Access Person (or household member/connected person) has no investment discretion, but over which the Access Person retains control to designate an investment manager, are not subject to preclearance requirements (Section 3), prohibition of short-term profits (Section 5.4) or blackout periods caused by fund transactions (Section 5.8), but retain the prohibition on trading Federated Hermes stock (Section 3.6), Equity Initial Public Offerings (IPOs) (Section 5.2), the limitations of Private Placements (Section 5.3), and the minimum holding period for designated Federated Hermes Funds (Section 5.5) specified in this Code and are subject to all reporting requirements (Section 2).

It is the Access Person’s responsibility to notify his or her broker or manager of these restrictions and limitations.

Access Persons establishing discretionary accounts and the individuals accepting discretionary authority over such accounts are required to acknowledge, in writing, their understanding and acceptance of the restrictions applicable to such accounts. Access Persons must provide information relating to the investment objective and any restrictions placed on his or her (or household member's/connected person’s) discretionary account(s) and any changes made to those objectives or restrictions to the Compliance Department.

5        Prohibitions and Restrictions

5.1       General Prohibitions

Every Access Person is prohibited from:

(a)       Employing any device, scheme or artifice to defraud the Fund;

(b)       Making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(c)       Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(d)       Engaging in any manipulative practice with respect to the Fund.

Examples: Causing the Fund to purchase a Covered Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Fund to refrain from selling a Covered Security in an attempt to protect the value of the Access Person's investment, such as an outstanding option.

Without limiting the foregoing:

(i)           Each Access Person is prohibited from usurping investment or other business opportunities of a Fund for personal benefit (or for the inappropriate benefit of Federated Hermes). Each Access Person owes a duty to the Funds to advance the Funds’ legitimate interests when the opportunity to do so arises. This duty of loyalty is violated if an Access Person personally profits (or allows Federated Hermes to inappropriately profit) from an investment or other business opportunity that rightfully belongs to a Fund. This problem could arise, for example, if an Access Person becomes aware through the use of Federated Hermes or Fund property, information or relationships of an investment opportunity (either a loan or equity transaction) in which the Fund is or may be interested, and then participates in the transaction personally or informs others of the opportunity before offering it to the Fund. An Access Person is prohibited from using Federated Hermes or Fund property, information or relationships for personal gain (or for the inappropriate gain of Federated Hermes);

(ii)           Each Access Person is prohibited from taking inappropriate or unfair advantage of his or her relationship with a Fund or a Vendor. Under this duty of fair dealing, no Access Person should take advantage of a Fund or a Vendor, or another person or entity, through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. All business conducted on behalf of Federated Hermes is to be done with integrity and high fiduciary, legal and ethical business standards;

(iii)           Each Access Person is prohibited from misappropriating Federated Hermes or Fund assets; and

(iv)           Each Access Person is prohibited from taking any action to fraudulently influence, control, coerce, manipulate or mislead any independent accountants engaged in the performance of an audit of Federated Hermes' or a Fund's financial statements for the purpose of rendering such financial statements materially misleading.

(Any Access Person who is a director, officer or employee of Federated Hermes should also refer to the "Corporate Opportunities," "Fair Dealing," "Protection and Proper Use of Company Assets" and "Improper Influence on the Conduct of Audits" requirements in Federated Hermes' Code of Business Conduct and Ethics. If you have questions concerning the duty of loyalty, the duty of fair dealing, use of assets or conduct of audits, contact the Compliance Department or Federated Hermes’ Deputy General Counsel.)

5.2       Equity Initial Public Offerings (IPOs) are Prohibited

Access Persons may not directly or indirectly acquire Beneficial Ownership or exercise investment discretion, influence or control in any equity Security in an Initial Public Offering (IPO) without prior approval. Exceptions may be approved in the following instances:

(a)       Initial Public Offerings (IPOs) relating to Securities of the employer of a spouse, when offered to all employees at the spouse’s level, or the demutualization of insurance companies, banks or savings and loans, if the Access Person owned a policy or held such a prior interest or relationship in or with the issuer, are allowed, and

(b)       Initial offering of diversified investment funds, including, without limitation, closed-end funds and unit investment trusts (or "UITs") are allowed.

All such exceptions require reporting and preclearance approval in accordance with the provisions of Sections 2 and 3 above.

Initial public offerings in fixed income securities are permitted, however no Access Person will be allowed to invest in a fixed income Security during a blackout period caused by a Fund trade. Note that pre-clearance is required.

A special purpose acquisition company (SPAC) is a company with no commercial operations that is formed to raise capital through an initial public offering (IPO) for the purpose of acquiring an existing company. The initial public offerings of SPACs have the same conflict of interest potential as normal equity IPOs (potential usurpation of client opportunity or being offered the opportunity to purchase in the IPO due to client activity with the underwriting broker/dealer). Therefore, purchasing the IPO of SPAC issuances is prohibited as well. Secondary trading of SPAC shares is permitted in accordance with pre-clearance, short-swing profit, and other provisions of the Code.

5.3       Private Placements Require Prior Compliance Approval

Access Persons may not directly or indirectly acquire Beneficial Ownership or exercise investment discretion, influence or control in any Private Placement Security without prior approval. Any such transaction requires reporting and preclearance approval directly from the Compliance Department. No Access Person will be allowed to invest in a Private Placement Security in which a Fund has an investment or contemplates participation.

If an Investment Person receives prior approval and acquires a Private Placement Security, the Investment Person must disclose this investment to the Chief Investment Officer (or the Chief Investment Officer’s designee) before the Investment Person may participate in any subsequent consideration of any potential investment by a Fund in the issuer of that Security.

Following a purchase by an Investment Person in an approved personal transaction, any purchase by a Fund of Securities issued by the same company (other than secondary market purchases of publicly traded Securities) will be subject to an independent review by the Compliance Department.

5.4       Prohibition of Short-Term Profits – 60 Day Rule – Individual Securities

As a general rule, personal Securities transactions of Access Persons should be for long-term investment purposes and should not be initiated for short-term profits. Profits realized on the sale of an individual Security held less than 60 days must be disgorged.

(a)       When a new purchase results in multiple lots of a Security held in personal portfolios, no lot of the same Security may be sold within 60 days if sale of any lot of the Security would result in a gain.

(b)       Similarly, no Security may be purchased within 60 days of the sale of the same Security, unless the Security is purchased at a price greater than the price of any sale of the Security within the prior 60 days.

(c)       This prohibition applies to all transactions involving exchange traded funds (ETFS) except for any Federated Hermes exchange traded funds. Federated Hermes exchange traded funds are subject to the holding period based on FIFO outlined in Section 5.5.Similarly, no Security may be purchased within 60 days of the sale of the same Security, unless the Security is purchased at a price greater than the price of any sale of the Security within the prior 60 days.

Note: The short-term profit prohibition also applies to derivative transactions in securities.  Any transaction completed to liquidate a previously established derivative position in a security (either through purchasing or selling the underlying security, assigning a derivative contract, covering margin requirements, or taking an offsetting derivative position) within 60 calendar days of the original transaction date, that results in a gain, would be a violation of the Code.  Further, derivative transactions cannot have an expiration date of less than 60 calendar days at the point of purchase.

5.5       Minimum Holding Period – Designated Federated Hermes Funds

Any holding of a Federated Hermes’ fund which, according to its prospectus has adopted Frequent Trading / Market Timing Policies and is subject to monitoring for Frequent Trading will be subject to the following conditions:

(a)             The minimum required holding period for shares of Federated Hermes’ funds subject to monitoring for Frequent Trading is 60 days, unless the particular fund has a redemption fee provision lasting for a longer period, in which case the minimum holding period will be the same as the redemption fee period. Holding periods will be measured for fund transactions for this condition on a "first in, first out" (FIFO) accounting basis.

(b)             In addition to the holding period specified above, shares of Federated Hermes’ funds that are subject to monitoring for Frequent Trading are further subject to the limitations expressed within the prospectus regarding frequency of trading that may be deemed excessive or disruptive, including but not limited to purchases and sales within 30 days or trading that is deemed disruptive over periods longer than 30 days. Such frequent or disruptive trading may occur in the same account or more than one account; that is to say that a purchase may be made in one account and a sale in another account and still be subject to these provisions. Access persons making asset allocation adjustments (transfers between or re-balancing) to investments in Federated Hermes funds that are subject to monitoring for Frequent Trading must observe these limitations and restrictions. A violation of the Frequent Trading Policies of any Federated Hermes Fund will be treated as a violation of the Code and will be subject to sanctions imposed by the Chief Compliance Officer.

(c)             Systematic purchases (periodic contributions or 401k deferrals) or systematic or periodic withdrawals, that are part of a regular pattern, as determined by the Compliance Department, will generally not trigger a holding period violation. Similarly, required income distributions by a trust, minimum required individual retirement account (IRA) distributions and 529 Plan distributions for education expenses will not generally trigger a holding period violation.

(d)             The Compliance Department shall be authorized to grant further exception from the required holding period in cases of exceptional hardship that could not be reasonably foreseen by an Access Person.

(e)             The minimum required holding period for shares of any Federated Hermes’ exchange traded funds (ETFs) is 60 calendar days (based on FIFO) and systematic purchases that are part of a regular pattern, as determined by the Compliance Department, will generally not trigger a holding period violation. Activity involving Federated Hermes exchange traded funds also requires preclearance as outlined in Section 3.1.

5.6       Prohibition on Insider Trading

Use of material, non-public information about any issuer of Securities by an Access Person is prohibited, regardless of whether such Securities are held by or have been recommended for any Fund. “Material non-public information” relates not only to issuers, but also includes, without limitation, an Adviser’s Securities recommendations and Fund Securities holdings and transactions. In limited instances, awareness of material, non-public information relating to a specific Federated Hermes Fund, could subject certain Access Persons, as identified by the Compliance Department, to a blackout period during which those specified Access Persons would be prohibited from buying or selling shares of the Fund.

(See the Federated Hermes “Policy on Trading and Confidentiality” for more information. Also, any Access Person who is a director, officer or employee of Federated Hermes should also refer to the "Insider Trading" requirements in Federated Hermes' Code of Business Conduct and Ethics. If you have questions concerning insider trading issues, contact the Compliance Department or Federated Hermes’ Deputy General Counsel.)

5.7       Disclosure or Misuse of Fund Information

Selective disclosure to third parties or misuse of any material, nonpublic Fund-related information by an access person is prohibited. No portfolio holdings or any other material, nonpublic information regarding a Fund may be disclosed, unless the same data is posted on the public website for other investors or is otherwise publicly available on a simultaneous basis. “Material” information is defined as any Fund-related information that might be expected to impact an investor's decision to buy, sell or hold a Fund or Security, and may include, without limitation, holdings, trading strategies, pending transactions, performance or performance attribution, duration, yields or other key statistics. Requests for public disclosure of previously undisclosed FHI Fund information or to release information on a more frequent schedule must be approved by the President of the Advisory Companies and the Chief Compliance Officer.

The Purchase or Sale of Federated Hermes fund shares based on material, nonpublic information about the fund's portfolio is similarly prohibited.

(See the Federated Hermes “Fund Information Disclosure Policy” or “FHL Selective Fund Disclosure Procedure” for more information. Also, any Access Person who is a director, officer or employee of Federated Hermes should also refer to the "Confidentiality" requirements in Federated Hermes' Code of Business Conduct and Ethics. If you have questions concerning disclosure or misuse of Fund information, contact the Compliance Department or Federated Hermes’ Deputy General Counsel.

5.8       Blackout Periods – Fund Trades

Portfolio Managers, Research Analysts and ETF Operations Personnel identified as serving a Fund or group of Fund(s) are prohibited from purchasing or selling any Covered Security for which there is an open “buy” or “sell” order or any Covered Security that has been purchased or sold by those Fund(s) within fifteen (15) calendar days before or after the Fund purchases or sells that Security.  Personal transactions that occur before transactions in those Fund(s) will be prohibited if the aggregate related open “buy” or “sell” orders and/or purchases or sells of that Covered Security by those Fund(s) are thereafter determined to have been of an amount sufficient to trigger a blackout period.  Transactions of those Funds in any amount will cause personal transactions to be prohibited for fifteen days after the trades.  This provision supersedes any prior preclearance.

Investment Personnel who are not among the Portfolio Managers, Research Analysts and ETF Operations Personnel identified as serving the Fund(s), as provided above, may not purchase or sell a Covered Security within seven (7) calendar days after one or more Funds have open “buy” or “sell” orders and/or purchases or sells in the same Covered Security in an amount sufficient to trigger a blackout period, subject to any prior preclearance.

All other Access Persons may not purchase or sell a Covered Security on any day during which one or more Funds have open “buy” or “sell” orders and/or purchases or sells the same Covered Security in an amount sufficient to trigger a blackout period, subject to any prior preclearance.

NOTE: For purposes of administering this Section, all MDT employees shall be considered Investment Personnel, but generally no MDT employees shall be considered portfolio managers, traders or research analysts.

The Compliance Department shall have discretion in determining the methodology by which blackout periods are calculated.

5.9       Prior Knowledge

No Access Person may execute a personal transaction, directly or indirectly, in any Covered Security and no prior preclearance will apply, when he or she knows, or should have known, that the Covered Security is being:

(a)            Considered for Purchase or Sale by the Fund; or

(b)            Purchased or sold by the Fund.

5.10    Serving as a Director or Officer of Outside Organizations

This Section applies to Access Persons, but not any household members/connected persons of such Access Persons.

While serving the community is a worthy objective, a director or officer of any organization has access to sensitive information and charts the course of that entity. Federated Hermes must take safeguards to shield Federated Hermes and Access Persons (including, without limitation, Investment Personnel) from even the appearance of impropriety. To that end:

(a)       All Access Persons are prohibited from serving as an officer or director of any other organization unless written approval is first granted by the Compliance Committee. Prior written approval for FHL Access Persons must be granted by the Access Person’s Line Manager and FHL Compliance, which will be escalated to the Compliance Committee as necessary. Approval of the Committee is not required in those situations where the organization is not-for-profit and does not issue securities.

(b)       All Access Persons must notify the Chief Compliance Officer or Head of Regulatory Compliance in writing (by completing the Non-Federated Hermes Business or Board Activity request form) of any organization for which such Access Person serves in compliance with this Section: (1) initially upon becoming an Access Person or, (2) before they accept and begin to serve as an officer or director, and/or (3) upon resigning from any such position.

(c)       If approval to serve as an officer or director of an organization is granted, an Access Person has an affirmative duty to (1) recuse himself or herself from participating in any deliberations inside Federated Hermes regarding such organization, and (2) not share non-public information of such organization with any Federated Hermes personnel (including, without limitation, any Investment Personnel).

(d)        The President of the Advisory Companies and all Investment Personnel reporting directly or indirectly to him are further prohibited from serving as an officer or director of any publicly issued or privately held issuer of a Security (whether “for profit,” “not for profit,” “charitable” or otherwise) that is or may become an eligible investment for a Fund unless an exception is granted by the Compliance Committee pursuant to the following provisions:

(i)     In the case of charitable, eleemosynary, municipal or educational organizations only, if the organization has no securities outstanding or if all Chief Investment Officers confirm in writing that the securities of the issuer either are not qualified for investment by the funds or that adequate alternative investments are available, and the President of the Advisory Companies approves, then the Compliance Committee may approve service as an officer or director by an Investment Person, subject to semi-annual confirmation by the Chief Investment Officers and approval by the President of the Advisory Companies that these conditions have not changed.

(ii)     In the instances specified in Paragraph d. (i) of this Section, above, the Compliance Department shall maintain the organization on the Funds Restricted List. Inclusion on the Restricted List shall make any security of the issuer an ineligible investment for the funds. The Compliance Department shall communicate the Restricted List to all Chief Investment Officers and the President of the Advisory Companies quarterly.

(iii)     If an Investment Person, at the time of adoption of this amended provision of the Code or, in the case of a new hire, at the time of his or her employment, is serving as an officer or of a charitable or eleemosynary organization that has issued securities eligible for or owned by the funds, then the Investment Person shall recuse himself or herself from all discussions concerning possible investment by the funds in such security and may request that his or her current term in such role may be completed. The Compliance Committee may approve completion of terms under such circumstances if it deems the remaining term reasonable. Approval to continue a current term will not permit the Investment Person to begin another term on the board.

(iv)     If a Security issued by a charitable or eleemosynary organization becomes an eligible investment for a Fund while an Investment Person is serving as an officer or director, the Investment Person shall be subject to the same terms as are provided in Paragraph (d)(iii) of this Section, above.

(v)     If a Security issued by any organization that is not a charitable or eleemosynary organization becomes an eligible investment for a Fund after an Investment Person has begun serving as an officer or director, the Investment Person must immediately resign from such role and recuse himself or herself from all matters relating to the organization.

(e)       If an Access Person serves as an officer or director of a non-public organization, and the organization seeks to issue securities, such Access Person must, promptly after the company’s intention to issue securities becomes public, take steps to notify the Chief Compliance Officer in writing. If an exception has not been reconfirmed under this Section or if continued service would be prohibited under this Section, as of the time when the organization’s securities are first offered to the public, then the Access Person must immediately resign from such board and recuse himself or herself from all board matters.

(f)       Nothing in this Section limits or restricts service on the Board of Federated Hermes, its subsidiaries, Federated Hermes Funds, Proprietary Funds, or other funds administered by subsidiaries of Federated Hermes.

NOTE: Any Access Person who is a director, officer or employee of Federated Hermes should also refer to the "Corporate Boards" requirements in Federated Hermes' Code of Business Conduct and Ethics.

5.11    Excessive Trading and Market Timing

(a)       Access Persons are strongly discouraged from trading excessively. This applies to both individual Securities and registered investment company Securities included under this Code’s definition of “Covered Security.” The Chief Investment Officers, the President of the Advisory Companies and the Head of Trading will review the transaction volume of Investment Personnel on a quarterly basis. The transaction volume of other Access Persons will be monitored by Compliance and will be escalated to managers if it appears that transaction volume is interfering with the Access Person’s obligation to Federated Hermes and/or its’ clients. If trading is deemed excessive, sanctions may be imposed consistent with Section 7.5 below.

(b)       Access Persons are prohibited from market timing. This includes, without limitation, entering into any agreement or arrangement to permit market timing by any fund, shareholder or accountholder or in any fund, or by any broker, dealer, bank or other financial institution, person or entity. Frequent or short-term trading into and out of funds can have adverse consequences for the funds, shareholders and accountholders who use the funds as long-term investment vehicles. Such trading in significant amounts can disrupt the funds' investment strategies (e.g., by requiring the funds to sell investments at inopportune times or maintain excessive short-term or cash positions to support redemptions or cash flow needs), increase brokerage and administrative costs and affect the timing and amount of taxable gains distributed by or in respect of the funds. Such trading may also seek to profit by estimating changes in a fund’s net asset value in advance of the time as of which net asset value is calculated.

5.12    Independent Directors

Notwithstanding the other restrictions or exemptions provided under this Code, Independent Directors, including FHL Independent Directors, (other than Independent Directors identified by the Compliance Department as being Access Persons subject to additional provisions of this Code) and their household members are subject only to the following Code restrictions:

Section 5.1 General Prohibitions

Section 5.5 Minimum Holding Period – Designated Federated Hermes Funds

Section 5.6 Prohibition on Insider Trading

Section 5.7 Disclosure or Misuse of Fund Information

Section 5.9 Prior Knowledge

Section 5.11 Excessive Trading and Market Timing

In order to monitor compliance with the above referenced Code provisions, Section 2.4 further requires Independent Directors to disclose holdings and transactions in certain Federated Hermes funds (including Federated Hermes ETFs) for themselves and their household members.

5.13    Restrictions on Investment Clubs

Investment Personnel who wish to participate in an investment club must request Chief Investment Officer approval prior to joining in the club activity. Names of other club members must be disclosed. The Chief Investment Officer shall notify the Compliance Department when such approval is granted.

Access Persons will be deemed to have investment discretion, influence or control in any trade by the club. All investment club activity by any Access Person will require preclearance and must be reported by duplicate confirms and statements.

5.14       Disclosure of Personal Interests

All Access Persons (including, without limitation, Investment Personnel) are prohibited from:

(a) Recommending, implementing or considering any Securities transaction for a Fund, or

(b)        Negotiating any agreement or otherwise arranging for any relationship with any Vendor,

without having disclosed in writing to the Chief Investment Officer (in the case of Investment Personnel) (or another person designated by the Chief Investment Officer) (Chief Investment Officers shall disclose to the President of the Advisory Companies) or the Compliance Department (in the case of all other Access Persons):

(i)             any material Beneficial Ownership, business or personal relationship, or other material interest, that the Access Person has in an issuer or its affiliates, or in a Vendor, or

(ii)            other material conflict of interest that the Access Person has with an issuer or its affiliates or with a Vendor.

If the Chief Investment Officer (or other designated person) or Compliance Department determines that the disclosed interest is a material conflict of interest, then the Access Person may not participate in (a) any decision-making process regarding the Securities of that issuer, or (b) any negotiations or discussions with any Vendor.

In addition to the specific requirements above, each Access Person has the responsibility to use his or her best judgment to assess objectively whether there might be even the appearance of a conflict of interest or acting for reasons of personal gain (or the inappropriate gain of Federated Hermes to the detriment of a Fund, an issuer or its affiliates or a Vendor). If you have questions regarding disclosure of personal interests and conflicts of interest, contact the Compliance Department or Federated Hermes’ Deputy General Counsel).

NOTE: Refer also to the "Conflicts of Interest" and "Personal Financial Interests; Outside Business Interests" requirements in Federated Hermes' Code of Business Conduct and Ethics.

6        Prohibitions on Giving/Receiving Gifts; Political and Charitable Contributions

Access Persons are in a position of trust and must exercise great care to preserve their independence. As a general rule, no Access Person should ever receive, solicit, make or offer an inappropriate payment or anything of value in exchange for a decision involving Federated Hermes,’ a Fund's or a Vendor's business. Decisions must be made in an unbiased manner. Bribery, kickbacks and other improper payments have no place in Federated Hermes' business.

Without limiting the foregoing general principles:

(a)       Every Access Person is prohibited from giving, either individually or in the aggregate with all other Access Persons, or receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a de minimis value in any year to or from any Fund, or other person or entity, from, to or through whom Fund purchases or sells Securities, or an issuer of Securities or its affiliates or a Vendor. For purposes of this Code, “de minimis value” is equal to $100 in the aggregate in the US; £100 in the aggregate in the UK; and, €100 in the aggregate in Germany or less. This prohibition does not apply to:

•       (i) salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person's employment responsibilities for the Access Person's employer;

•       (ii) meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions (as a guideline for FHL Access Persons, not in excess of £100 per person per day).

•       (iii) advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

•       (iv) the acceptance of gifts, meals, refreshments, or entertainment of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job or recognized holiday; or

•       (v) the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

Note: Access Persons must be aware that in certain instances, gifts and/or various forms of entertainment may be subject to lower limitations or be prohibited entirely to certain individuals, including government officials, and it remains the obligation of the Access Person to verify actual limits or prohibitions with the Compliance Department, (which may further require discussion with the Legal Department) prior to making a gift or engaging in such other activities. Such activities may be limited or prohibited by federal, state, local or foreign laws.

Investment Personnel should also refer to the Investment Management Gift and Entertainment Policy and Procedures.

(b)       Every Access Person is prohibited from (i) making political or charitable contributions solely for the purpose of obtaining or retaining assets from, or advisory contracts or other business relationships with, federal, state, local or foreign governments or governmental agencies, or political subdivisions of any of them, or charitable organizations; and (ii) considering an Adviser’s or Federated Hermes’ current or anticipated business relationships as a factor in soliciting political or charitable donations.

NOTE: Any Access Person who is a director, officer or employee of Federated Hermes should also refer to the "Payments and Gifts" requirements in Federated Hermes' Code of Business Conduct and Ethics. Any Access Persons who are subject to the Broker-Dealer Written Supervisory Policies and Procedures also should consult those procedures for additional guidance on the receipt of gifts and gratuities. If you have questions regarding the receipt of gifts or political and charitable contributions, contact the Compliance Department or Federated Hermes’ Deputy General Counsel.

7        Review, Reporting, Education and Sanctions

7.1       Management Review of Investment Personnel’s Trading Activity

The President of the Advisory Companies, the Chief Investment Officers, the Head of Trading and such additional managers as the President of the Advisory Companies may designate will receive periodic reports of investment-related activity by Investment Personnel, such as preclearance requests, executed transactions and any other activity. Personal investment data will be reviewed to determine whether the transactions conflict with any Fund activity and whether the transactions appear appropriate and consistent with the position and responsibility of the Investment Person.

7.2       Compliance Review of Reports and Trading Activity, and this Code of Ethics

Federated Hermes’ Compliance Department will review all initial holdings reports, confirmations, quarterly transaction reports, annual holdings reports and other reports and information required to be submitted under this Code to identify improper trading activity or patterns of trading, and to otherwise seek to verify compliance with this Code. Without limiting the foregoing, the Compliance Department will review personal trading activity and trading records to identify possible violations, including:

(a)       Delay in reporting individual investments or investment accounts;

(b)       Failure to report individual investments or investment accounts;

(c)       Filing false or incomplete reports;

(d)       Failure to preclear individual trades;

(e)       Executing trades that violate provisions of this Code; and

(f)       Failure to comply with the receipt of gifts provision.

In addition, the review may also include (as applicable, and in the Compliance Department's discretion): (i) a comparison of personal trading to applicable restricted lists; (ii) an assessment of whether an Access Person is trading for his or her own account in the same Securities he or she is trading for Funds (and, if so, whether the Funds are receiving terms as favorable as the Access Person takes for himself or herself); (iii) an assessment of Access Person trading patterns for indications of abuse (including, without limitation, "market timing"); (iv) an analysis of any substantial disparities between the quality of performance an Access Person receives for his or her own account and that he or she receives for Funds; and (iv) an analysis of any substantial disparities between the percentage of personal trades that are profitable and the percentage that are profitable when he or she places trades for Funds.

Federated Hermes' Compliance Department also will review this Code, and the implementation, effectiveness and enforcement of this Code, at least once annually or more frequently in response to material changes in legal requirements or business practices, as contemplated by Federated Hermes' written compliance program.

7.3       Self-discovery and Reporting

(a)       Each Access Person is required to report violations or suspected violations by any party of this Code promptly to the Compliance Department. If the person within the Compliance Department that receives the report is not the Chief Compliance Officer, that person must report all violations reported to the Chief Compliance Officer.

(b)       Immediate disclosure by an Access Person to the Compliance Department of a self-discovered violation and correction of that violation (including, without limitation, the immediate disgorging of any gain) will generally be treated as a violation to be recorded, but not as a material violation, if the Access Person has not benefited by the transaction and the Compliance Department determines that the violation was not intentional.

(c)       It is Federated Hermes' policy that retaliation against Access Persons who report actual or suspected violations of this Code is prohibited. Any actual or attempted retaliation will be treated as a separate violation of this Code, which will be subject to sanction in accordance with Section 7.5 below (including, without limitation, termination).

NOTE: Any Access Person who is a director, officer or employee of Federated Hermes should also refer to the "Reporting of any Illegal or Unethical Behavior" requirements in Federated Hermes’s Code of Business Conduct and Ethics. If you have questions concerning reporting violations, contact the Compliance Department or Federated Hermes’ Deputy General Counsel.

7.4       Education

From time to time the Compliance Department will schedule training sessions or may otherwise distribute educational materials regarding this Code. Access Persons are required to participate in all training sessions offered. Access Persons will be required to provide a written acknowledgment that the Access Person received, read and understood the Code and its administration.

7.5       Sanctions

Upon determining that a violation of this Code or its Associated Procedures has occurred, the Chief Compliance Officer may take such actions or impose such sanctions, if any, as may be deemed appropriate, including, without limitation:

(a)       Issue a letter of censure;

(b)       Assess a fine, either nominal or substantial (not applicable to FHL employees);

(c)       Require the unwinding of trades;

(d)       Require the disgorging of profits;

(e)       Disallow discretionary accounts or required preclearance of discretionary account trades;

(f)       Prohibit or place further restrictions on personal trading or other activities;

(g)       Recommend suspension;

(h)        Recommend a reassignment of duties or job functions; or

(i)       Recommend that the employment of the violator be terminated.

7.6       Factors for Consideration

Sanctions listed above may be assessed individually or in combination. Prior violations of the Access Person and the degree of responsibility exercised by the Access Person will be taken into consideration in the assessment of sanctions.

In instances where a member of the Access Person’s household commits the violation, any sanction will be imposed on the Access Person.

If extraordinary or unforeseen circumstances exist, an appeal may be directed to the Compliance Department. Appeals are solely within the discretion of the Chief Compliance Officer. The Chief Compliance Officer shall further have full discretion and authority to make special provision under and/or interpret or apply provisions of this Code.

7.7       Reporting of Violations

(a)       Violations of Investment Personnel and proposed sanctions will be reported to the responsible Chief Investment Officer and/or Manager. Violations of other Access Persons, and proposed sanctions, will be reported to the responsible Senior Manager. All violations and the proposed sanction will be reported to Senior Management and the Board of Directors of the Federated Hermes Funds quarterly.

(b)       Any patterns or trends noted and any difficulties in administration of this Code shall be reported to Senior Management and to the Board of Directors of the Federated Hermes Funds, at least annually.

8        Definitions

8.1       1933 Act

The “1933 Act” means the Securities Act of 1933, as amended.

8.2       1934 Act

The “1934 Act” means the Securities Exchange Act of 1934, as amended.

8.3       1940 Act

The “1940 Act” means the Investment Company Act of 1940, as amended.

8.4       Access Person

“Access Person” means any person who participates in or who: (i) in connection with his or her duties, obtains or could obtain any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund or (ii) any person who has access to nonpublic information regarding any Fund’s Purchase or Sale of Securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund.

“Access Person” includes, without limitation, a director, trustee, officer, managing general partner, general partner, or Investment Person of a Fund, of the Underwriter, and of the Adviser and other persons designated by the Compliance Department, any trust over which an Access Person is a trustee with investment discretion, influence or control, (either for the benefit of the Access Person or for any other party), any closely-held entity (such as a partnership, limited liability company or corporation) and any account (including, without limitation, any retirement, pension, deferred compensation or similar account) with respect to which the Access Person has investment discretion, influence or control. All FHL employees and employees working in the Global New York, MDT, and Cleveland offices are designated as Access Persons due to the seating proximity within the office locations.

Activity (including, without limitation, trading activity) by an Access Person’s household members/connected persons will generally be attributed to the Access Person. (If emancipated adult children or other independent parties also reside in the household, the Access Person must either declare that the Access Person has no discretion, influence or control over the investment decisions of such other party or the Access Person must report the party as an Access Person.)

8.5       Adviser

“Adviser” means any subsidiary of Federated Hermes registered as an investment adviser with the SEC.

8.6       Advisers Act

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

8.7       Associated Procedures

“Associated Procedures” means those procedures and/or statements that have been adopted by the Underwriter, the Adviser, a Fund or the Compliance Department, and which are designed to supplement this Code and its provisions.

8.8       Automatic Investment Plan

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An “Automatic Investment Plan” includes, without limitation, a dividend reimbursement plan and automated contribution plan automatic activity.

8.9       Beneficial Ownership

“Beneficial Ownership” will be attributed to an Access Person in all instances where the Access Person directly or indirectly (i) possesses the ability to purchase or sell the Covered Securities (or the ability to direct the disposition of the Covered Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or (iii) receives any benefits substantially equivalent to those of ownership. It is the intent of Federated Hermes that “Beneficial Ownership” be interpreted in the same manner as it would be under 17 C.F.R. § 240.16a-1(a)(2) in determining whether a person has Beneficial Ownership of a Security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

8.10    Board

The “Board” means, with respect to a fund, the board of directors or trustees or any other group serving a similar function that has adopted this Code on behalf of the fund.

8.11    Code

“Code” means this Code of Ethics and any Associated Procedures.

8.12    Compliance Committee

“Compliance Committee” means the committee referenced under the Federated Hermes Code of Business Conduct and Ethics, consisting of, among others, the Chief Compliance Officer, the Deputy General Counsel, the Chief Audit Executive and the Chief Risk Officer.

8.13   Compliance Department

The “Compliance Department” means the Chief Compliance Officer of Federated Hermes and those other individuals designated by him or her as responsible for implementing this Code and the Associated Procedures.

8.14   Control

“Control” has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

8.15   Covered Security

“Covered Security” means any Security, or interest in a Security held in any form, not expressly excluded by provisions of this Code, including, without limitation: equity and debt Securities; derivative Securities, including, without limitation, options on and warrants to purchase equity or debt Securities; shares of closed-end investment companies; all exchange traded funds; investments in unit investment trusts; and any related instruments and Securities. “Covered Security” also means shares of any Reportable Funds and any 529 Plan or annuity employing such funds, unless specifically excluded in the paragraph below. Also included are futures, swaps and other derivative contracts.

“Covered Security” does not include: (1) direct obligations of the Government of the United States or U. S. Government Agencies (regardless of their maturities); (2) bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; (3) shares of 1940 Act registered investment companies that are designated as money market funds; (4) shares issued by 1940 Act registered open-end investment companies (other than Reportable Funds) in a direct account with a mutual fund or 529 Plan or annuity offeror when that account may only hold registered open-end investment company Securities; or (5) shares issued by unit investment trusts (or "UITs") that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

8.16   Federal Securities Laws

“Federal Securities Laws” means (a) the 1933 Act, (b) the 1934 Act, (c) the Sarbanes-Oxley Act of 2002, (d) the 1940 Act, (e) the Advisers Act, (f) Title V of the Gramm-Leach Bliley Act, (g) any rules of the SEC promulgated under any of the statutes identified in (a) through (f) above, (h) the Bank Secrecy Act as it applies to registered mutual funds and investment advisers, and (i) any rules adopted under the Bank Secrecy Act by the SEC or the Department of Treasury. U.K Financial Conduct Authority FCA Regulations

8.17   Federated Hermes

“Federated Hermes” means Federated Hermes, Inc. and any of its subsidiaries including Federated Hermes Limited, as the context may require.

8.18   Fund

“Fund” means (i) each investment company registered under the 1940 Act (and any series or portfolios of such company) for which an Adviser serves as an investment adviser (as defined in § 2(a)(20) of the 1940 Act or an Underwriter serves as a principal underwriter (as defined in §§ 2(a)(29) and (40) of the 1940 Act) and (ii) FCA registered collective investment schemes (ii) any other investment account or portfolio over which an Adviser exercises investment discretion (whether pursuant to a direct advisory agreement, through a managed account or "wrap fee" program, or otherwise), and (iii) any investment adviser, broker, dealer, bank, or other financial institution to which Federated Hermes provides non-discretionary investment advisory services.

8.19   Independent Director

“Independent Director” means a member of the Federated Hermes Funds’ Board who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

8.20   Influence

Influence means taking an action that is reasonably expected to materially modify the independent investment decision-making of a person who controls or otherwise has investment discretion with respect to an account (whether by imposing a restraint on such decision-making ability or directing a decision).

8.21   Initial Public Offering

“Initial Public Offering” means an offering of Securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

8.22   Investment Person; Investment Personnel

“Investment Person” or “Investment Personnel” means (a) Access Persons with direct responsibility and authority to make investment decisions affecting the Fund (such as portfolio managers and Chief Investment Officers) and individuals who provide information and advice to such portfolio managers (such as Securities analysts); and (b) those who assist in executing investment decisions for the Fund (such as traders) and their related staff members.

“Investment Person” or “Investment Personnel” further means any trust over which an Investment Person is a trustee with investment discretion, influence or control, (either for the benefit of the Investment Person or for any other party), any closely-held entity (such as a partnership, limited liability company or corporation) in which an Investment Person holds a Controlling interest and with respect to which he or she has investment influence or control, and any account (including, without limitation, any retirement, pension, deferred compensation or similar account) with respect to which the Access Person has investment discretion, influence or control. Investment Person is intended to include and includes persons deemed to be Supervised Persons pursuant to Rule 204A-1 under the Investments Advisers Act of 1940, as further defined hereunder.

Activity (including, without limitation, trading activity) by an Investment Person’s household members will generally be attributed to the Investment Person. (If emancipated adult children or other independent parties also reside in the household, the Investment Person must either declare that the Investment Person has no discretion, influence or control over the investment decisions of such other party or the Investment Person must report the party as an Investment Person.)

8.23   Private Placement

“Private Placement” (or “limited offering”) means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) of the 1933 Act or pursuant to rule 504, rule 505 or rule 506 under the 1933 Act.

8.24   Purchase or Sale

“Purchase or Sale” of a Security or Covered Security includes, among other things, the writing of an option, future or other derivative contract to purchase or sell a Security or Covered Security.

8.25   Reportable Fund

“Reportable Fund” means any 1940-Act registered open end investment company for which an Adviser serves as investment adviser as defined in Section 2(a)(2) of the 1940 Act, or any 1940-Act registered investment company whose investment adviser or principal underwriter Controls an Adviser, is Controlled by an Adviser or is under common Control with an Adviser.

8.26   SEC

The “SEC” means the Securities and Exchange Commission of the United States, and any successor thereto.

8.27   Security

“Security” or "Securities" means any security as defined in Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act.

8.28   Supervised Person

"Supervised Person" means directors, officers and partners of an Adviser (or other persons occupying a similar status or performing similar functions), employees of an Adviser, and any other person who provides advice on behalf of an Adviser and is subject to the Adviser’s supervision and control.

8.29   Underwriter

“Underwriter” means any subsidiary of Federated Hermes registered as a broker/dealer with the SEC.

8.30   Vendor

"Vendor" means any borrower, lender, tenant, landlord, supplier, service provider (including, without limitation, a service provider to a mutual fund) or other vendor of Federated Hermes (including, without limitation, any Adviser or any other affiliate), any managed account or "wrap fee" program sponsor or turnkey platform provider, or any other third party that has or is seeking a relationship with Federated Hermes (including, without limitation, any Adviser or other affiliate).

Approved by: /s/ John B. Fisher Date: 10/21/2024

President of the Advisory Companies

Approved by: /s/ Stephen Van Meter Date: 10/21/2024
Compliance